Exhibit 99.1
Builders FirstSource Closes New $350 Million Five Year Revolving
Credit Facility
December 17, 2007 (Dallas, TX) — Builders FirstSource, Inc. (NasdaqGS: BLDR) (the “Company”) entered into a new $350 million revolving credit facility (the “Facility”) jointly arranged by Wachovia Capital Markets, LLC and UBS Investment Bank with a consortium of banks led by Wachovia Bank, N.A. as Administrative Agent. Also participating in the Facility was General Electric Capital Corporation.
“We believe this credit facility further enhances our liquidity and will enable us to better manage our business through the difficult housing environment. Our current borrowing capacity under the agreement is approximately $150 million, which coupled with our cash on hand provides over $250 million of liquidity,” said Floyd Sherman, Chief Executive Officer.
The Facility provides for a $350 million revolving credit line which is available for working capital and general corporate purposes. The available borrowing capacity, or borrowing base, is derived primarily from a percentage of the Company’s eligible accounts receivable and inventory, as defined by the agreement. Direct borrowings under the Facility bear interest at a margin over a base rate or the Eurodollar rate. Loans are secured by substantially all assets of the Company, primarily accounts receivable and inventory, and are guaranteed by the Company and certain of our subsidiaries.
The Facility, which is scheduled to mature approximately five years from the execution of the agreement, replaces our existing $110 million long-term revolver, which was scheduled to mature in February 2010, and our $15 million pre-funded letter of credit facility, which was scheduled to mature in August 2011.
About Builders FirstSource
Headquartered in Dallas, Texas, Builders FirstSource is a leading supplier and manufacturer of structural and related building products for residential new construction. The company operates in 13 states, principally in the southern and eastern United States, and has 68 distribution centers and 61 manufacturing facilities, many of which are located on the same premises as our distribution facilities. Manufacturing facilities include plants that manufacture roof and floor trusses, wall panels, stairs, aluminum and vinyl windows, custom millwork and pre-hung doors. Builders FirstSource also distributes windows, interior and exterior doors, dimensional lumber and lumber sheet goods, millwork and other building products. For more information about Builders FirstSource, visit the company’s Web site at www.bldr.com.
Contact:
Charles L. Horn
Senior Vice President and Chief Financial Officer
Builders FirstSource, Inc.
(214) 880-3500